Exhibit 10.1
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
(Long Term Incentive)
UNDER THE CITRIX SYSTEMS, INC.
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
Name of Awardee: [_______]
Award Date: [_______]
Number of Restricted Stock Units at 100% Attainment: [_______] (the “Target Award”)
Performance Period: [_______]
Opening Average Index Value: $[_______]
Opening Average Share Value: $[_______]

Pursuant to the Citrix Systems, Inc. Amended and Restated 2005 Equity Incentive Plan (as amended, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock Units (as defined in the Plan) to the awardee named above (the “Awardee”). Upon acceptance of this Agreement, including any appendix for Awardee’s country (the “Appendix” and together with this Agreement, the “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.

1.Vesting.
(a)    No portion of this Award may be settled until the Compensation Committee has determined the portion that has vested. Except as otherwise provided herein, the number of Restricted Stock Units vested shall be based on the Company’s performance during the Performance Period identified above, and except as provided in Section 4(b), shall be further subject to the Awardee’s continuous employment with the Company or its Affiliates through the conclusion of the Performance Period. As used herein, “Performance Period” shall mean the three-year performance period indicated above.
(b)    The Compensation Committee, as promptly as practicable (but in no event later than 60 days) following the conclusion of the Performance Period, shall determine the actual number of Restricted Stock Units that vest upon the final day of the Performance Period (the “Vesting Date”) in accordance with Section 2; and on the Vesting Date, 100% of such actual number of Restricted Stock Units shall vest in one installment. The Awardee shall forfeit any portion of this Award that is not vested upon the conclusion of the Performance Period.
2.    Performance Criteria and Attainment Levels.
(a)    The attainment level under this Restricted Stock Unit Award will be determined during the first 60 days of the calendar year immediately following the end of the Performance Period and will be contingent upon the Company TSR (as defined below) exceeding the Index Return. The number of Restricted Stock Units vested as a multiple of the Target Award shall be determined in accordance with the following table:

Percentage Point Differential (defined below)	Percentage of Target Award Vested
40% or higher	200%
—%	100%
-20%*	50%*
<-20%*	0*
* Payout for scenarios in which the Percentage Point Differential is negative shall occur only when Company TSR is positive over the Performance Period.
For a Percentage Point Differential between the stated percentages above, the percentage of the Target Award earned will be based on interpolation. Notwithstanding the foregoing, in the event the Company TSR is negative but the Company still achieves a Percentage Point Differential at or above 0%, only 75 percent of the Target Award shall vest.
(b)    Upon a Change in Control (as defined below) that occurs prior to the end of the Performance Period, the provisions of Section 9.1 of the Plan shall apply; provided, however, that any determination by the Committee or Board that the Award shall Accelerate (as defined in the Plan) shall provide that Awardee shall earn, and shall immediately vest in, his or her Target Award, provided further, however, that for purposes of this Section 2(b) only, the number of Restricted Stock Units composing the Target Award shall be multiplied by a fraction, the numerator of which shall be the number of full and partial months from the Award Date to the effective date of the Change in Control and the denominator of which shall be 36.
(c)    As used herein, the following terms shall have the following respective meanings:
“Accumulated Shares” means, for a given day, the sum of (i) one share of Stock and (ii) a cumulative number of shares of Stock purchased with dividends, if any, declared on the Stock, assuming same day reinvestment of the dividends into shares of Stock at the closing price on the ex-dividend dates during the Opening Average Period or the period between the last day of the calendar year immediately preceding the start of the Performance Period and the last day of the Closing Average Period, as the case may be.
A “Change in Control” shall be deemed to have occurred upon the consummation of an “Acquisition” as defined in the Plan.
“Closing Average Index Value” means the average during the Closing Average period of the closing price of the Index for each trading day during the Closing Average Period.
“Closing Average Period” means (i) in the absence of a Change in Control, the 30 trading days ending on the last trading day of the Performance Period; and (ii) in the case of a Change in Control, the 30 trading days ending on the trading day that is two trading days immediately preceding the date of such Change in Control.
“Closing Average Share Value” means the average during the Closing Average Period of the closing price of the Stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

“Company TSR” means the Company’s total shareholder return for the Performance Period, which shall be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Value and then subtracting one (1).
“Disability” means Awardee’s termination of employment from the Company after becoming eligible to receive benefits under the Company’s then current long-term disability plan applicable to such Awardee.
“Percentage Point Differential” means the positive percentage difference between the Company TSR and the Index Return.
“Index” means the NASDAQ Composite Total Return Index (XCMP).
“Index Return” for the Performance Period shall be calculated by dividing (i) the Closing Average Index Value by (ii) the Opening Average Index Value, and then subtracting one (1).
“Opening Average Period” means the 30 trading days ending on the last trading day of the calendar year immediately preceding the start of the Performance Period.
“Percentage Point Differential” means the percentage difference between the Company TSR and the Index Return.
“Retirement” means Awardee’s termination of employment from the Company after attainment of the age of 65 and provided that the Awardee has at such time completed at least four years of service with the Company.
“Stock” means a share of the Company’s common stock, par value $.001 per share.
3.    Issuance of Stock.
(a)    Subject to determination of attainment levels by the Committee or pursuant to Section 2(b) upon a Change in Control, each vested Restricted Stock Unit entitles Awardee to receive one share of Stock. In addition, in the event the Company shall pay any dividends during the Performance Period, for each vested Restricted Stock Unit, Awardee shall be entitled to receive additional shares of Stock equal to the amount of dividends paid per share of Stock during the Performance Period divided by the closing price of the Stock on the last trading date in the Closing Average Period.
(b)    Within a reasonable amount of time after the Committee has made the determination pursuant to Section 2 or pursuant to Section 2(b) upon a Change in Control, Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the Restricted Stock Units earned in accordance with Sections 2 and 3(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c)    Until such time as shares of Stock have been issued to Awardee pursuant to Section 3(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award, including but not limited to voting rights.
4.    Termination of Employment.
(a)    If Awardee’s employment by the Company or any of its Affiliates (as defined in the Plan) is voluntarily or involuntarily terminated for any reason other than Disability, death or Retirement prior to the end of the Performance Period, Awardee’s right in any Restricted Stock Units that are not vested shall automatically terminate as of the date that Awardee is no longer actively employed by the Company and its Affiliates as determined by the Committee or any of its delegatees in its, his or her sole discretion (the “Termination Date”), and such Restricted Stock Units shall be canceled as provided within the terms of the Plan and shall be of no further force and effect.
(b)    If Awardee’s termination of employment is on account of Disability, death or Retirement prior to the end of the Performance Period, Awardee shall not forfeit his or her Award and shall remain eligible to earn his or her Award, subject to the requirements of Section 2; provided, however, that the number of Restricted Stock Units determined pursuant to Section 2 by the Committee shall be multiplied by a fraction, the numerator of which shall be the full and partial months from the Award Date to Awardee’s Termination Date and the denominator of which shall be 36. For the avoidance of doubt, an Awardee who, at the time of such termination, has attained the age of 65 but has not completed at least four years of service with the Company shall not be deemed to have been terminated on account of Retirement and Section 4(a) above shall apply.
(c)    In the event of an Awardee’s termination of employment after the Performance Period, the Company, as soon as practicable following the Termination Date shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have been earned but for which shares of Stock had not yet been issued to Awardee.
5.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.    Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his or her sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.

7.    Tax Withholding. Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy Awardee’s obligation for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization); or (ii) in any other way set forth in Section 10.7 of the Plan.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.
8.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.    Data Privacy. By entering into this Award Agreement, Awardee explicitly, voluntarily and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by an and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee understands that the Employer, the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all Awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).
Awardee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).
Awardee understands that the Data Recipients may be located in Awardee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections. Awardee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.
Awardee understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data to make the information contained therein factually accurate, in any case without cost, by contacting in writing Awardee’s local human resources representative.
10.    Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:
(a)    the Plan is established voluntarily by the Company and it is discretionary in nature;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted repeatedly in the past;
(c)    all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(d)    this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;
(e)    the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(f)    the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)    Awardee is voluntarily participating in the Plan;
(h)    for Awardees who reside outside the U.S., the following additional provisions shall apply:
(i)    the Restricted Stock Units and any shares of Stock acquired under the Plan are not intended to replace any pension rights or compensation;
(ii)    Restricted Stock Units and the underlying shares of Stock are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Awardee’s employment contract, if any;
(iii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Awardee’s employment or service by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Restricted Stock Units to which Awardee is otherwise not entitled, Awardee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim and releases the Company and the Employer from any such claim, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Awardee shall be deemed to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(iv)     neither the Employer, the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between Awardee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to Awardee pursuant to the settlement of the Award, the subsequent sale of any shares of Stock acquired under the Plan or the receipt of any dividends or dividend equivalents.
11.    Miscellaneous.
(a)    Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.

(b)    The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent; provided, further, however that, irrespective of any actual or potential impairment of Awardee’s rights under this Award Agreement, the Committee in its sole and absolute discretion may prospectively or retroactively amend any performance goal related to this Award, including, without limitation, in connection with strategic transactions.
(c)    This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.
(d)    This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. This Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof; provided, however, that, to the extent inconsistent with the terms hereof, any change of control agreement between the Company and Awardee shall take precedence and supersede the terms hereof.
12.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.    Language. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
14.    Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.
15.    Appendix. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Award Agreement.

16.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
By electronically accepting the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix.